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Exhibit 99.1

Item 6. Selected Financial Data.

The following sets forth selected financial data for the Company on a historical basis. The following data should be read in conjunction with the financial statements (and the notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" each included elsewhere in this Form 10-K.

The Selected Financial Data is presented on a consolidated basis. The limited partnership interests in the Operating Partnership (not owned by the REIT) are reflected as minority interest. Centers and entities in which the Company does not have a controlling ownership interest (Panorama Mall, North Valley Plaza, Broadway Plaza, Manhattan Village, MerchantWired, LLC, Pacific Premier Retail Trust, SDG Macerich Properties, L.P., West Acres Shopping Center and certain Centers and entities in the Westcor portfolio) are referred to as the "Joint Venture Centers." Effective March 29, 2001, Macerich Property Management Company merged with and into Macerich Property Management Company, LLC ("MPMC, LLC"). MPMC, LLC is a single-member Delaware limited liability company and is 100% owned by the Operating Partnership. The ownership structure of Macerich Management Company has remained unchanged. The Joint Venture Centers and the Macerich Management Companies (exclusive of MPMC, LLC) are reflected in the selected financial data under the equity method of accounting. Accordingly, the net income from the Joint Venture Centers and the Macerich Management Companies that is allocable to the Company is included in the statement of operations as "Equity in income (loss) of unconsolidated joint ventures and management companies." Effective March 29, 2001, the Company consolidated the accounts for MPMC, LLC.

Macerich 2002 Financial Statements    1

(All amounts in thousands, except share and per share amounts)
	The Company
	2002	2001	2000	1999	1998

OPERATING DATA:
Revenues:
Minimum rents(1)	$234,202	$199,865	$193,073	$202,932	$178,086
Percentage rents	11,193	12,355	12,539	15,063	12,826
Tenant recoveries	121,488	108,735	103,598	98,583	86,284
Other	12,041	11,510	8,157	8,641	4,552

Total revenues	378,924	332,465	317,367	325,219	281,748
Shopping center and operating expenses(2)	129,440	110,255	101,064	99,753	89,466
REIT general and administrative expenses	8,270	6,780	5,509	5,488	4,373
Depreciation and amortization	78,722	65,602	61,297	61,038	52,803
Interest expense	122,934	109,646	108,447	113,348	91,433

Income from continuing operations before minority interest, unconsolidated entities, gain (loss) on sale or write-down of assets, loss on early extinguishment of debt and cumulative effect of change in accounting principle	39,558	40,182	41,050	45,592	43,673
Minority interest(3)	(20,189)	(19,001)	(12,168)	(38,335)	(12,902)
Equity in income of unconsolidated joint ventures and management companies	43,049	32,930	30,322	25,945	14,480
Gain (loss) on sale or write down of assets	(3,820)	24,491	(2,773)	95,981	9
Loss on early extinguishment of debt	(3,605)	(2,034)	(304)	(1,478)	(2,435)
Cumulative effect of change in accounting principle(4)	—	—	(963)	—	—
Discontinued operations:(5)
Gain on sale of asset	26,073	—	—	—	—
Income from discontinued operations	316	1,155	1,765	1,306	1,250

Net income	81,382	77,723	56,929	129,011	44,075
Less preferred dividends	20,417	19,688	18,958	18,138	11,547

Net income available to common stockholders	$60,965	$58,035	$37,971	$110,873	$32,528

Earnings per share—basic:(6)
Income from continuing operations before cumulative effect of change in accounting principle	$1.10	$1.69	$1.09	$3.24	$1.03
Cumulative effect of change in accounting principle	—	—	(0.02)	—	—
Discontinued operations	0.53	0.03	0.04	0.02	0.03

Net income per share—basic	$1.63	$1.72	$1.11	$3.26	$1.06

Earnings per share—diluted:(6)(8)(9)
Income from continuing operations before cumulative effect of change in accounting principle	$1.09	$1.69	$1.09	$2.97	$1.03
Cumulative effect of change in accounting principle	—	—	(0.02)	—	—
Discontinued operations	0.53	0.03	0.04	0.02	0.03

Net income per share—diluted	$1.62	$1.72	$1.11	$2.99	$1.06

OTHER DATA:
Funds from operations ("FFO")—diluted(7)	$207,077	$175,068	$167,244	$164,302	$120,518
Cash flows provided by (used in):
Operating activities	$206,225	$140,506	$121,220	$139,576	$85,176
Investing activities	($918,258)	($57,319)	$2,083	($243,228)	($761,147)
Financing activities	$739,122	($92,990)	($127,485)	$118,964	$675,960
Number of centers at year end	79	50	51	52	47
Weighted average number of shares outstanding—FFO basic(8)	49,611	44,963	45,050	46,130	43,016
Weighted average number of shares outstanding—FFO diluted(7)(8)(9)	63,015	58,902	59,319	60,893	49,686
Cash distribution declared per common share	$2.22	$2.14	$2.06	$1.965	$1.865

2     Macerich 2002 Financial Statements

(All amounts in thousands)
	The Company December 31,
	2002	2001	2000	1999	1998

BALANCE SHEET DATA
Investment in real estate (before accumulated depreciation)	$3,251,674	$2,227,833	$2,228,468	$2,174,535	$2,213,125
Total assets	$3,662,080	$2,294,502	$2,337,242	$2,404,293	$2,322,056
Total mortgage, notes and debentures payable	$2,291,908	$1,523,660	$1,550,935	$1,561,127	$1,507,118
Minority interest(3)	$221,497	$113,986	$120,500	$129,295	$132,177
Series A and Series B Preferred Stock	$247,336	$247,336	$247,336	$247,336	$247,336
Common stockholders' equity	$797,798	$348,954	$362,272	$401,254	$363,424
(1)
On July 1, 2001, the Company adopted Statement of Financial Accounting Standard No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 requires that the purchase method of accounting be used for all business combinations for which the date of acquisition is after June 30, 2001. SFAS 141 also establishes specific criteria for the recognition of intangible assets such as acquired in-place leases. The Company has determined that the impact of SFAS 141 on acquisitions that occurred during the year ended December 31, 2002 was to recognize an additional $1.9 million of revenue, including $0.8 million from the joint ventures at pro rata and $0.2 million of depreciation expense, including $0.1 million from the joint ventures at pro rata.

(2)
Unconsolidated joint ventures include all Centers and entities in which the Company does not have a controlling ownership interest and for Macerich Management Company and Macerich Manhattan Management Company for all periods presented and for Macerich Property Management Company through March 28, 2001. Effective March 29, 2001, the Macerich Property Management Company merged with and into Macerich Property Management Company, LLC ("MPMC, LLC"). The Company accounts for the Macerich Management Companies (exclusive of MPMC, LLC) and joint ventures using the equity method of accounting. Effective March 29, 2001, the Company consolidated the accounts for MPMC, LLC.

(3)
"Minority Interest" reflects the ownership interest in the Operating Partnership or other unconsolidated entities not owned by the REIT.

(4)
In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which became effective for periods beginning after December 15, 1999. This bulletin modified the timing of revenue recognition for percentage rent received from tenants. This change will defer recognition of a significant amount of percentage rent for the first three calendar quarters into the fourth quarter. The Company applied this change in accounting principle as of January 1, 2000. The cumulative effect of this change in accounting principle at the adoption date of January 1, 2000, including the pro rata share of joint ventures of $0.8 million, was approximately $1.8 million. If the Company had recorded percentage rent using the methodology prescribed in SAB 101, the Company's net income available to common stockholders would have been reduced by $1.3 million or $0.02 per diluted share and $1.1 million or $0.025 per diluted share for the years ended December 31, 1999 and 1998, respectively.

(5)
In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 144 establishes a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale. The Company adopted SFAS 144 on January 1, 2002. The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002 and for the years ended December 31, 2001, 2000, 1999 and 1998 have been reclassified into "discontinued operations". Total revenues associated with Boulder Plaza was approximately $0.5 million for the period January 1, 2002 to March 19, 2002 and $2.1 million, $2.7 million, $2.2 million and $2.1 million for the years ended December 31, 2001, 2000, 1999 and 1998, respectively.

(6)
Earnings per share is based on Statement of Financial Accounting Standards No. 128 ("SFAS No. 128") for all years presented.

(7)
Funds from Operations ("FFO") represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring, sales or write-down of assets and cumulative effect of change in accounting principle, plus depreciation and amortization (excluding depreciation on personal property and amortization of loan and financial instrument costs), and after adjustments for unconsolidated entities. Adjustments for unconsolidated entities are calculated on the same basis. In calculating its FFO, the Company also excluded $1.9 million, including the pro rata share of joint ventures of $0.8 million, of minimum rent recognized in 2002 pursuant to SFAS No. 141. FFO does not represent cash flow from operations as defined by GAAP and is not necessarily indicative of cash available to fund all cash flow needs. FFO, as presented, may not be comparable to similarly titled measures reported by other real estate investment trusts. For the reconciliation of FFO to net income see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations."

The computation of FFO—diluted and weighted average number of shares outstanding-diluted includes the effect of outstanding common stock options and restricted stock using the treasury method. The convertible debentures were dilutive for the twelve month periods ending December 31, 2002, 2001, 2000 and 1999 and were included in the FFO calculation. The convertible debentures were anti-dilutive for the year ended December 31, 1998 amd were not included in the FFO calculation. On February 25, 1998, the Company sold $100 million of its Series A Preferred Stock. On June 16, 1998, the Company sold $150 million of its Series B Preferred Stock. The preferred stock can be converted on a one-for-one basis for common stock. The preferred stock was dilutive to FFO in 2002, 2001, 2000, 1999 and 1998 and the preferred stock and the convertible debentures were dilutive to net income in 1999.

(8)
Assumes that all OP Units and Westcor partnership units are converted to common stock on a one-for-one basis.

(9)
Assumes issuance of common stock for in-the-money options and restricted stock calculated using the Treasury method in accordance with SFAS No. 128 for all years presented.

Macerich 2002 Financial Statements    3

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Macerich Company:

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of The Macerich Company (the "Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(4) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule of the Company based on our audits. We did not audit the financial statements of SDG Macerich Properties, L.P. (the "Partnership"), the investment in which is reflected in the accompanying consolidated financial statements using the equity method of accounting. The investment in the Partnership represents approximately 4.3% and 7.2% of the Company's consolidated total assets at December 31, 2002 and 2001, respectively, and the equity in income represents approximately 30.0%, 26.3% and 33.1% of the related consolidated net income for each of the three years in the period ended December 31, 2002. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company adopted Staff Accounting Bulletin 101. Additionally, as discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standard No. 133, and effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 123 and No. 144.

PricewaterhouseCoopers LLP

Los Angeles, CA February 13, 2003, except for the fourth paragraph of Note 21, as to which the date is July 11, 2003

4     Macerich 2002 Financial Statements

THE MACERICH COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2002	2001

ASSETS
Property, net	$2,842,177	$1,887,329
Cash and cash equivalents	53,559	26,470
Tenant receivables, including accrued overage rents of $4,846 in 2002 and $6,390 in 2001	47,741	42,537
Deferred charges and other assets, net	71,547	59,640
Loans to unconsolidated joint ventures	28,533	—
Due from affiliates	1,318	—
Investments in unconsolidated joint ventures and the management companies	617,205	278,526

Total assets	3,662,080	2,294,502

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY:
Mortgage notes payable:
Related parties	$80,214	$81,882
Others	1,662,894	1,157,630

Total	1,743,108	1,239,512
Bank notes payable	548,800	159,000
Convertible debentures	—	125,148
Accounts payable and accrued expenses	30,555	26,161
Due to affiliates	—	998
Other accrued liabilities	67,791	28,394
Preferred stock dividend payable	5,195	5,013

Total liabilities	2,395,449	1,584,226

Minority interest	221,497	113,986

Commitments and contingencies (Note 11)
Series A cumulative convertible redeemable preferred stock, $.01 par value, 3,627,131 shares authorized, issued and outstanding at December 31, 2002 and December 31, 2001	98,934	98,934
Series B cumulative convertible redeemable preferred stock, $.01 par value, 5,487,471 shares authorized, issued and outstanding at December 31, 2002 and December 31, 2001	148,402	148,402

	247,336	247,336

Common stockholders' equity:
Common stock, $.01 par value, 145,000,000 and 100,000,000 shares authorized, 51,490,929 and 33,981,946 shares issued and outstanding at December 31, 2002 and 2001, respectively	514	340
Additional paid-in capital	835,900	366,349
Accumulated deficit	(23,870)	(4,944)
Accumulated other comprehensive loss	(4,811)	(5,820)
Unamortized restricted stock	(9,935)	(6,971)

Total common stockholders' equity	797,798	348,954

Total liabilities, preferred stock and common stockholders' equity	$3,662,080	$2,294,502

The accompanying notes are an integral part of these financial statements.

Macerich 2002 Financial Statements    5

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

	For the years ended December 31,
	2002	2001	2000

REVENUES:
Minimum rents	$234,202	$199,865	$193,073
Percentage rents	11,193	12,355	12,539
Tenant recoveries	121,488	108,735	103,598
Other	12,041	11,510	8,157

Total revenues	378,924	332,465	317,367

EXPENSES:
Shopping center and operating expenses	129,440	110,255	101,064
REIT general and administrative expenses	8,270	6,780	5,509

	137,710	117,035	106,573

Interest expense:
Related parties	5,815	6,935	10,106
Others	117,119	102,711	98,341

Total interest expense	122,934	109,646	108,447

Depreciation and amortization	78,722	65,602	61,297
Equity in income of unconsolidated joint ventures and the management companies	43,049	32,930	30,322
Gain (loss) on sale of assets	(3,820)	24,491	(2,773)
Loss on early extinguishment of debt	(3,605)	(2,034)	(304)

Income from continuing operations before cumulative effect of change in accounting principle and minority interest	75,182	95,569	68,295
Cumulative effect of change in accounting principle	—	—	(963)

Income of the Operating Partnership from continuing operations before minority interest	75,182	95,569	67,332
Discontinued operations:
Gain on sale of asset	26,073	—	—
Income from discontinued operations	316	1,155	1,765

Income before minority interest	101,571	96,724	69,097
Less: Minority interest	20,189	19,001	12,168

Net income	81,382	77,723	56,929
Less: Preferred dividends	20,417	19,688	18,958

Net income available to common stockholders	$60,965	$58,035	$37,971

Earnings per common share—basic:
Income from continuing operations before cumulative effect of change in accounting principle	$1.10	$1.69	$1.09
Cumulative effect of change in accounting principle	—	—	(0.02)
Discontinued operations	0.53	0.03	0.04

Net income per share available to common stockholders	$1.63	$1.72	$1.11

Weighted average number of common shares outstanding—basic	37,348,000	33,809,000	34,095,000

Earnings per common share—diluted:
Income from continuing operations before cumulative effect of change in accounting principle	$1.09	$1.69	$1.09
Cumulative effect of change in accounting principle	—	—	(0.02)
Discontinued operations	0.53	0.03	0.04

Net income—available to common stockholders	$1.62	$1.72	$1.11

Weighted average number of common shares outstanding—diluted for EPS	50,066,000	44,963,000	45,050,000

The accompanying notes are an integral part of these financial statements.

6     Macerich 2002 Financial Statements

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

(Dollars in thousands, except per share data)

	Common Stock (# shares)	Common Stock Par Value	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Loss	Unamoritized Restricted Stock	Total Common Stockholders' Equity

Balance December 31, 1999	34,072,625	$338	$363,896	$43,514	—	($6,494)	$401,254
Issuance costs			(7)				(7)
Issuance of restricted stock	169,556		3,412				3,412
Unvested restricted stock	(169,556)					(3,412)	(3,412)
Restricted stock vested in 2000	82,733					2,220	2,220
Exercise of stock options	20,704		388				388
Common stock repurchase	(563,600)		(10,739)				(10,739)
Distributions paid $(2.06) per share				(71,171)			(71,171)
Preferred dividends				(18,958)			(18,958)
Net income				56,929			56,929
Adjustment to reflect minority interest on a pro rata basis according to year end ownership percentage of Operating Partnership			2,356				2,356

Balance December 31, 2000	33,612,462	338	359,306	10,314	—	(7,686)	362,272
Comprehensive income:
Net income				77,723			77,723
Cumulative effect of change in accounting principle					($7,148)		(7,148)
Reclassification of deferred losses					1,328		1,328

Total comprehensive income				77,723	(5,820)		71,903
Issuance costs			90				90
Issuance of restricted stock	145,602		3,196				3,196
Unvested restricted stock	(145,602)					(3,196)	(3,196)
Restricted stock vested in 2001	120,852					3,911	3,911
Exercise of stock options	248,632	2	4,848				4,850
Distributions paid $(2.14) per share				(73,293)			(73,293)
Preferred dividends				(19,688)			(19,688)
Adjustment to reflect minority interest on a pro rata basis according to year end ownership percentage of Operating Partnership			(1,091)				(1,091)

Balance December 31, 2001	33,981,946	340	366,349	(4,944)	(5,820)	(6,971)	348,954
Comprehensive income:
Net income				81,382			81,382
Reclassification of deferred losses					1,328		1,328
Interest rate swap agreement					(319)		(319)

Total comprehensive income				81,382	1,009		82,391
Issuance costs			(23,390)				(23,390)
Common stock offerings	17,148,957	172	495,100				495,272
Issuance of restricted stock	262,082		7,748				7,748
Unvested restricted stock	(262,082)					(7,748)	(7,748)
Restricted stock vested in 2002	152,967					4,784	4,784
Exercise of stock options	207,059	2	4,254				4,256
Distributions paid $(2.22) per share				(79,891)			(79,891)
Preferred dividends				(20,417)			(20,417)
Adjustment to reflect minority interest on a pro rata basis according to year end ownership percentage of Operating Partnership			(14,161)				(14,161)

Balance December 31, 2002	51,490,929	$514	$835,900	($23,870)	($4,811)	($9,935)	$797,798

The accompanying notes are an integral part of these financial statements.

Macerich 2002 Financial Statements    7

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the years ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net income-available to common stockholders	$60,965	$58,035	$37,971
Preferred dividends	20,417	19,688	18,958

Net income	81,382	77,723	56,929

Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	3,605	2,034	304
Cumulative effect of change in accounting principle	—	—	963
(Gain) loss on sale of assets	3,820	(24,491)	2,773
Discontinued operations gain on sale of assets	(26,073)	—	—
Depreciation and amortization	78,837	65,983	61,647
Amortization of net discount (premium) on trust deed note payable	(1,070)	33	33
Minority interest	20,189	19,001	12,168
Changes in assets and liabilities, net of acquisitions:
Tenant receivables, net	(5,204)	(3,615)	(5,462)
Other assets	111	(529)	967
Accounts payable and accrued expenses	4,394	1,480	(3,134)
Due to affiliates	(2,316)	(7,802)	1,811
Other liabilities	48,368	10,507	(7,962)
Accrued preferred stock dividend	182	182	183

Total adjustments	124,843	62,783	64,291

Net cash provided by operating activities	206,225	140,506	121,220

Cash flows from investing activities:
Acquisitions of property and property improvements	(487,325)	(14,889)	(5,639)
Development, redevelopment and expansion of centers	(58,062)	(35,892)	(29,353)
Renovations of centers	(3,403)	(17,372)	(15,455)
Tenant allowances	(7,818)	(9,856)	(5,913)
Deferred leasing charges	(7,352)	(13,668)	(11,352)
Equity in income of unconsolidated joint ventures and the management companies	(43,049)	(32,930)	(30,322)
Distributions from joint ventures	74,107	34,152	104,368
Contributions to joint ventures	(8,680)	(6,608)	(4,251)
Acquisitions of joint ventures	(363,459)	—	—
Loans to unconsolidated joint ventures	(28,533)	—	—
Proceeds from sale of assets	15,316	39,744	—

Net cash (used in) provided by investing activities	(918,258)	(57,319)	2,083

Cash flows from financing activities:
Proceeds from mortgages, notes and debentures payable	1,295,390	345,727	295,672
Payments on mortgages, notes and debentures payable	(889,045)	(315,033)	(305,897)
Deferred financing costs	(14,361)	(2,852)	(385)
Net proceeds from equity offerings	471,882	—	—
Dividends and distributions	(104,327)	(101,144)	(97,917)
Dividends to preferred stockholders	(20,417)	(19,688)	(18,958)

Net cash provided by (used in) financing activities	739,122	(92,990)	(127,485)

Net increase (decrease) in cash	27,089	(9,803)	(4,182)
Cash and cash equivalents, beginning of period	26,470	36,273	40,455

Cash and cash equivalents, end of period	$53,559	$26,470	$36,273

Supplemental cash flow information:
Cash payment for interest, net of amounts capitalized	$125,949	$109,856	$108,003

Non-cash transactions:
Acquisition of property by assumption of debt	$373,452	—	—

Acquisition of property by issuance of operating partnership units	$90,597	—	—

Disposition of property by assumption of debt	—	$58,000	—

The accompanying notes are an integral part of these financial statements.

8     Macerich 2002 Financial Statements

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts)

1.    Organization and Basis of Presentation:

The Macerich Company (the "Company") commenced operations effective with the completion of its initial public offering (the "IPO") on March 16, 1994. The Company is the sole general partner of and, assuming conversion of the redeemable preferred stock, holds a 82% ownership interest in The Macerich Partnership, L. P. (the "Operating Partnership"). The interests in the Operating Partnership are known as OP Units. OP Units not held by the Company are redeemable, subject to certain restrictions, on a one-for-one basis for the Company's common stock or cash at the Company's option.

The Company was organized to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. The 18% limited partnership interest of the Operating Partnership not owned by the Company is reflected in these financial statements as minority interest.

The property management, leasing and redevelopment of the Company's portfolio is provided by the Company's management companies, Macerich Property Management Company, LLC, a single-member Delaware limited liability company, Macerich Management Company, a California corporation, (collectively, the "Macerich Management Companies") and Westcor Partners, LLC, a single member Arizona limited liability company, Macerich Westcor Management, LLC, a single member Delaware limited liability company and Westcor Partners of Colorado, LLC, a Colorado limited liability company (collectively, the "Westcor Management Companies"). The term "Macerich Management Companies" includes Macerich Property Management Company, a California corporation, prior to its merger with Macerich Property Management Company, LLC ("MPMC, LLC") on March 29, 2001 and Macerich Manhattan Management Company, a California corporation which has ceased operations and is a wholly-owned subsidiary of Macerich Management Company.

Basis Of Presentation:

The consolidated financial statements of the Company include the accounts of the Company and the Operating Partnership. The properties in which the Operating Partnership does not have a controlling interest in, and the Macerich Management Companies (excluding MPMC, LLC), have been accounted for under the equity method of accounting. Effective March 29, 2001, the Company consolidated the accounts for MPMC, LLC. These entities are reflected on the Company's consolidated financial statements as "Investments in joint ventures and the management companies."

All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Macerich 2002 Financial Statements    9

2.    Summary of Significant Accounting Policies:

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents, for which cost approximates fair value. Included in cash is restricted cash of $3,318 at December 31, 2002 and $3,495 at December 31, 2001.

Tenant Receivables:

Included in tenant receivables are allowances for doubtful accounts of $1,380 and $727 at December 31, 2002 and 2001, respectively.

Revenues:

Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the "straight-lining of rent adjustment." Rental income was increased by $1,173 in 2002 and decreased by $72 in 2001 and increased by $865 in 2000 due to the straight-lining of rent adjustment. Percentage rents are recognized on an accrual basis in accordance with Staff Accounting Bulletin 101.

Recoveries from tenants for real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred.

The Macerich and Westcor management companies provide property management, leasing, corporate, development, redevelopment and acquisition services to affiliated and non-affiliated shopping centers. In consideration for these services, the Management Companies receive monthly management fees generally ranging from 1.5% to 5% of the gross monthly rental revenue of the properties managed.

Property:

Costs related to the development, redevelopment, construction and improvement of properties are capitalized. Interest incurred or imputed on development, redevelopment and construction projects are capitalized until construction is substantially complete.

Maintenance and repairs expenses are charged to operations as incurred. Costs for major replacements and betterments, which includes HVAC equipment, roofs, parking lots, etc. are capitalized and depreciated over their estimated useful lives. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

10     Macerich 2002 Financial Statements

Property is recorded at cost and is depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5-40 years
Tenant improvements	initial term of related lease
Equipment and furnishings	5-7 years

The Company accounts for all acquisitions entered into subsequent to June 30, 2001 in accordance with SFAS 141. The Company will determine a fair value for assets and liabilities acquired, which generally consist of land, buildings, acquired in-place leases and debt. Acquired in-place leases are valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The fair value of debt is determined based upon the present value of the difference between prevailing market rates for similar debt and the face value of the debt over the remaining term of the debt.

When the Company acquires real estate properties, the Company allocates the components of these acquisitions using relative fair values computed using its estimates and assumptions. These estimates and assumptions impact the amount of costs allocated between land and different categories of land improvements as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations also impact depreciation expense and gains or losses recorded on future sales of properties.

The Company assesses whether there has been an impairment in the value of its long-lived assets by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include the tenants' ability to perform their duties and pay rent under the terms of the leases. The Company may recognize an impairment loss if the income stream is not sufficient to cover its investment. Such a loss would be determined as the difference between the carrying value and the fair value of a center. Management believes no such impairment has occurred in its net property carrying values at December 31, 2002 and 2001.

Deferred Charges:

Costs relating to obtaining tenant leases are deferred and amortized over the initial term of the agreement using the straight-line method. Cost relating to financing of shopping center properties are deferred and amortized over the life of the related loan using the straight-line method, which approximates the effective interest method. The range of the terms of the agreements are as follows:

Deferred lease costs	1-15 years
Deferred financing costs	1-15 years

Macerich 2002 Financial Statements    11

Income Taxes:

The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its taxable income to its stockholders (95% for years beginning prior to January 1, 2001). It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on net income it distributes currently to its stockholders. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements. If the Company fails to qualify as a REIT in any taxable year, then it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income, if any.

Each partner is taxed individually on its share of partnership income or loss, and accordingly, no provision for federal and state income tax is provided for the Operating Partnership in the consolidated financial statements.

The following table reconciles net income available to common stockholders to taxable income available to common stockholders for the years ended December 31:

(Dollars in thousands)
	2002	2001	2000

Net income available to common stockholders	$60,965	$58,035	$37,971
Add: Book depreciation and amortization available to common stockholders	49,113	41,813	39,699
Less: Tax depreciation and amortization available to common stockholders	(44,463)	(37,154)	(33,998)
Book/tax difference on gain on divestiture of real estate	(9,377)	1,612	—
Other book/tax differences, net(1)	413	(354)	7,590

Taxable income available to common stockholders	$56,651	$63,952	$51,262

(1)
Primarily due to rent and investments in unconsolidated joint ventures.

12     Macerich 2002 Financial Statements

For income tax purposes, distributions paid to common stockholders consist of ordinary income, capital gains, return of capital or a combination thereof. The following table details the components of the distributions for the years ended December 31:

	2002		2001		2000

Ordinary income	$1.67	75.2%	$1.37	63.9%	$1.73	84.0%
Capital gains	$0.03	1.3%	$0.38	17.7%	—	0.0%
Unrecaptured Section 1250 Gain	—	0.0%	$0.22	10.3%	—	0.0%
Return of capital	$0.52	23.5%	$0.17	8.1%	$0.33	16.0%

Dividends paid or payable	$2.22	100.0%	$2.14	100.0%	$2.06	100.0%

Reclassifications:

Certain reclassifications have been made to the 2000 and 2001 consolidated financial statements to conform to the 2002 consolidated financial statements presentation.

Accounting Pronouncements:

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which became effective for periods beginning after December 15, 1999. This bulletin modified the timing of revenue recognition for percentage rent received from tenants. This change will defer recognition of a significant amount of percentage rent for the first three calendar quarters into the fourth quarter. The Company applied this change in accounting principle as of January 1, 2000. The cumulative effect of this change in accounting principle at the adoption date of January 1, 2000, including the pro rata share of joint ventures, was approximately $1,750.

As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") 133 on January 1, 2001, the Company recorded a transition adjustment of $7.1 million to accumulated other comprehensive income related to treasury rate lock transactions settled in prior years. The entire transition adjustment was reflected in the quarter ended March 31, 2001. The Company reclassified $1,328 from accumulated other comprehensive income to earnings for the years ended December 31, 2002 and 2001. Additionally, the Company recorded other comprehensive income of $319 related to the mark to market of an interest rate swap agreement.

On July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 requires that the purchase method of accounting be used for all business combinations for which the date of acquisition is after June 30, 2001. SFAS 141 also establishes specific criteria for the recognition of intangible assets such as acquired in-place leases. The Company has determined that the impact of SFAS 141 on acquisitions that occurred during the year ended December 31, 2002 was to recognize an additional $1,906 of revenue, including $767 from the joint ventures at pro rata, and $183 of depreciation expense, including $84 from the joint ventures at pro rata.

Macerich 2002 Financial Statements    13

A deferred credit of $10,399 is recorded in "Other accrued liabilities" of the Company. An additional $9,072 of deferred credits is recorded in the financial statements of the Company's unconsolidated joint ventures. Accordingly, these deferred credits will be amortized into rental revenues at approximately $2,732 and $1,841 per year, respectively, for each of the next five years.

In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 144 establishes a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale. The Company adopted SFAS 144 on January 1, 2002. The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002, from January 1, 2001 to December 31, 2001 and January 1, 2000 to December 31, 2000 have been reclassified into "discontinued operations" on the consolidated statements of operations. Total revenues associated with Boulder Plaza were approximately $495, $2,108 and $2,725 for the periods January 1, 2002 to March 19, 2002, January 1, 2001 to December 31, 2001 and January 1, 2000 to December 31, 2000, respectively.

In May 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections" ("SFAS 145"), which is effective for fiscal years beginning after May 15, 2002. SFAS 145 rescinds SFAS 4, SFAS 44 and SFAS 64 and amends SFAS 13 to modify the accounting for sales-leaseback transactions. SFAS 4 required the classification of gains and losses resulting from extinguishment of debt to be classified as extraordinary items. SFAS 64 amended SFAS 4 and is no longer necessary because SFAS 4 has been rescinded. The Company expects to reclassify a loss of $3,605, $2,034 and $304 for the years ending December 31, 2002, 2001 and 2000, respectively, from extraordinary items to continuing operations upon adoption of SFAS 145 on January 1, 2003.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Company does not believe that the adoption of SFAS No. 146 will have a material impact on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, and amendment of FASB Statement No. 123"("SFAS No. 148"). SFAS

14     Macerich 2002 Financial Statements

No. 148 amended SFAS No 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No 123 to require prominent disclosure in annual and interim financial statements about the method of accounting for stock-based compensation and its effect on reported results. The disclosure provisions of SFAS No. 148 are included in the accompanying Notes to Consolidated Financial Statements. Prior to the issuance of SFAS No. 148, the Company adopted the provisions of SFAS No. 123 and will prospectively expense all stock options issued subsequent to January 1, 2002. The Company did not issue any stock options to employees in 2002.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company is reviewing the provisions of this Interpretation relating to initial recognition and measurement of guarantor liabilities, which are effective for qualifying guarantees entered into or modified after December 31, 2002, but does not expect it to have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51." FIN 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, and 2) the equity investors lack an essential characteristic of a controlling financial interest. The Company has not evaluated the effect FIN 46 will have on its consolidated financial statements.

Fair Value of Financial Instruments

To meet the reporting requirement of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Macerich 2002 Financial Statements    15

Interest rate cap agreements were purchased by the Company from third parties to hedge the risk of interest rate increases on some of the Company's variable rate debt. Payments received as a result of the cap agreements are recorded as a reduction of interest expense. The fair value of the cap agreements are included in deferred charges. The fair value of these caps would vary with fluctuations in interest rates. The Company would be exposed to credit loss in the event of nonperformance by these counter parties to the financial instruments; however, management does not anticipate nonperformance by the counter parties.

Earnings Per Share ("EPS"):

The computation of basic earnings per share is based on net income and the weighted average number of common shares outstanding for the years ended December 31, 2002, 2001 and 2000. The computation of diluted earnings per share includes the effect of outstanding restricted stock and common stock options calculated using the Treasury stock method. The OP Units not held by the Company have been included in the diluted EPS calculation since they are redeemable on a one-for-one basis. The following table reconciles the basic and diluted earnings per share calculation:

(In thousands, except per share data)
	For the years ended
	2002			2001			2000
	Net Income	Shares	Per Share	Net Income	Shares	Per Share	Net Income	Shares	Per Share

Net income	$81,382	37,348		$77,723	33,809		$56,929	34,095
Less: Preferred stock dividends	20,417			19,688			18,958

Basic EPS:
Net income available to common stockholders	$60,965	37,348	$1.63	$58,035	33,809	$1.72	$37,971	34,095	$1.11
Diluted EPS:
Conversion of OP units	20,189	12,263		19,001	11,154		12,168	10,955
Employee stock options	—	455		n/a—antidilutive for EPS			n/a—antidilutive for EPS
Restricted stock	n/a—antidilutive for EPS			n/a—antidilutive for EPS			n/a—antidilutive for EPS
Convertible preferred stock	n/a—antidilutive for EPS			n/a—antidilutive for EPS			n/a—antidilutive for EPS
Convertible debentures	n/a—antidilutive for EPS			n/a—antidilutive for EPS			n/a—antidilutive for EPS

Net income available to common stockholders	$81,154	50,066	$1.62	$77,036	44,963	$1.72	$50,139	45,050	$1.11

The minority interest for 2002 of $20,189 has been allocated to income from continuing operations before cumulative effect of change in accounting principle of $13,592 and $6,597 to discontinued operations.

Concentration of Risk:

The Company maintains its cash accounts in a number of commercial banks. Accounts at these banks are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $100. At various times during the year, the Company had deposits in excess of the FDIC insurance limit.

No Center generated more than 10% of shopping center revenues during 2002, 2001 or 2000.

The Centers derived approximately 93.3%, 91.6% and 91.3% of their total rents for the years ended December 31, 2002, 2001 and 2000, respectively, from Mall and Freestanding Stores. The Limited represented 5.1%, 4.6% and 4.4% of total minimum rents in place as of December 31, 2002, 2001 and 2000, respectively, and no other retailer represented more than 4.0%, 3.5% and 3.0% of total minimum rents as of December 31, 2002, 2001 and 2000, respectively.

Management Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

16     Macerich 2002 Financial Statements

3. Investments In Unconsolidated Joint Ventures and the Macerich Management Companies:

The following are the Company's investments in various joint ventures. The Operating Partnership's interest in each joint venture as of December 31, 2002 is as follows:

Joint Venture	The Operating Partnership's Ownership %

Macerich Northwestern Associates	50%
Manhattan Village, LLC	10%
MerchantWired, LLC	9.6%
Pacific Premier Retail Trust	51%
SDG Macerich Properties, L.P.	50%
West Acres Development	19%
Westcor Portfolio:
Regional Malls:
Arrowhead Towne Center	33.3%
Desert Sky Mall	50%
FlatIron Crossing	50%
Scottsdale Fashion Square	50%
Superstition Springs Center	33.3%
Other Properties/Affiliated Companies:
Arrowhead Festival	5%
Camelback Colonnade	75%
Chandler Festival	50%
Chandler Gateway	50%
East Mesa Land	50%
Shops at Gainey Village	50%
Hilton Village	50%
Lee West	50%
Paradise Village Investment Co.	50%
Promenade	50%
Propcor Associates	25%
Propcor II — Boulevard Shops	50%
RLR/WV1	50%
Scottsdale/101 Associates	46%

As of March 28, 2001, the Operating Partnership also owned all of the non-voting preferred stock of Macerich Property Management Company and Macerich Management Company, which was generally entitled to dividends equal to 95% of the net cash flow of each company. Macerich Manhattan Management Company, which has ceased operations, is a wholly owned subsidiary of Macerich Management Company. Effective March 29, 2001, Macerich Property Management Company merged with and into Macerich Property Management Company, LLC ("MPMC, LLC"). MPMC,

Macerich 2002 Financial Statements    17

LLC is a single-member Delaware limited liability company and is 100% owned by the Operating Partnership. The ownership structure of Macerich Management Company has remained unchanged.

The Company accounts for the Macerich Management Companies (exclusive of MPMC, LLC) and joint ventures using the equity method of accounting. Effective March 29, 2001, the Company consolidated the accounts for MPMC, LLC.

Although the Company has a majority ownership interest in Pacific Premier Retail Trust and Camelback Colonnade, the Company shares management control with its joint venture partner.

On September 30, 2000, Manhattan Village, a 551,847 square foot regional shopping center, 10% of which was owned by the Operating Partnership, was sold. The joint venture sold the property for $89,000, including a note receivable from the buyer for $79,000 at a fixed interest rate of 8.75% payable monthly, until its maturity date of September 30, 2001. On December 28, 2001, the note receivable was paid down by $5,000 and the maturity date was extended to September 30, 2002 at a new fixed interest rate of 9.5%. On July 2, 2002, the note receivable of $74,000 was paid in full.

MerchantWired LLC was formed by six major mall companies, including the Company, to provide a private, high-speed IP network to malls across the United States. The members of MerchantWired LLC agreed to sell all their collective membership interests in MerchantWired LLC under the terms of a definitive agreement with Transaction Network Services, Inc. ("TNSI"). The transaction was expected to close in the second quarter of 2002, but TNSI unexpectedly informed the members of MerchantWired LLC that it would not complete the transaction. As a result, MerchantWired LLC shut down its operations and transitioned its customers to alternate service providers. The Company does not anticipate making further cash contributions to MerchantWired LLC and wrote-off its remaining investment of $8,947 during the three months ended June 30, 2002, which is reflected in the equity in income of unconsolidated joint ventures.

On July 26, 2002, the Operating Partnership acquired Westcor Realty Limited Partnership and its affiliated companies ("Westcor"), which included the joint ventures noted in the above schedule. Westcor is the dominant owner, operator and developer of regional malls and specialty retail assets in the greater Phoenix area. The total purchase price was approximately $1,475,000 including the assumption of $733,000 in existing debt and the issuance of approximately $72,000 of convertible preferred operating partnership units at a price of $36.55 per unit. Additionally, $18,910 of partnership units of Westcor Realty Limited Partnership were issued to limited partners of Westcor which, subject to certain conditions, can be converted on a one for one basis into operating partnership units of the Operating Partnership. The balance of the purchase price was paid in cash which was provided primarily from a $380,000 interim loan with a term of up to six months plus two six-month extension options bearing interest at an average rate of LIBOR plus 3.25% and a $250,000 term loan with a maturity of three years with two one-year extension options and with an

18     Macerich 2002 Financial Statements

interest rate ranging from LIBOR plus 2.75% to LIBOR plus 3.00% depending on the Company's overall leverage level. The results of Westcor are included for the period subsequent to its date of acquisition.

On November 8, 2002, the Company purchased its joint venture partners interest in Panorama City Associates for $23,700. Accordingly, the Company now owns 100% of Panorama City Associates which owns Panorama Mall in Panorama, California. The results of Panorama Mall prior to November 8, 2002 are accounted for using the equity method of accounting.

Combined and condensed balance sheets and statements of operations are presented below for all unconsolidated joint ventures and the Macerich Management Companies.

	December 31, 2002	December 31, 2001

Assets:
Properties, net	$3,577,093	$2,179,908
Other assets	95,085	157,494

Total assets	$3,672,178	$2,337,402

Liabilities and partners' capital:
Mortgage notes payable	$2,216,797	$1,457,871
Other liabilities	118,331	138,531
The Company's capital	617,205	278,526
Outside partners' capital	719,845	462,474

Total liabilities and partners' capital	$3,672,178	$2,337,402

Macerich 2002 Financial Statements    19

COMBINED AND CONDENSED STATEMENTS OF OPERATIONS OF JOINT VENTURES AND THE MACERICH MANAGEMENT COMPANIES

	For the years ended December 31,
	2002						2001					2000
	SDG Macerich Properties L.P.	Pacific Premier Retail Trust	Westcor Joint Ventures	Other Joint Ventures	Macerich Mgmt Co's.	Total	SDG Macerich Properties L.P.	Pacific Premier Retail Trust	Other Joint Ventures	Macerich Mgmt Co's.	Total	SDG Macerich Properties L.P.	Pacific Premier Retail Trust	Other Joint Ventures	Macerich Mgmt Co's.	Total

Revenues:
Minimum rents	$95,898	$103,824	$56,078	$23,158	—	$278,958	$94,279	$100,315	$20,910	—	$215,504	$91,635	$94,496	$24,487	—	$210,618
Percentage rents	5,403	5,407	2,560	1,600	—	14,970	6,253	6,140	1,717	—	14,110	6,282	5,872	2,077	—	14,231
Tenant recoveries	42,910	39,930	22,245	8,318	—	113,403	42,223	37,604	10,150	—	89,977	41,621	34,187	10,219	—	86,027
Management fee	—	—	—	—	$10,153	10,153	—	—	—	$10,250	10,250	—	—	—	$12,944	12,944
Other	1,737	2,044	343	6,723	860	11,707	2,322	1,950	18,099	287	22,658	1,921	1,605	3,689	1,230	8,445

Total revenues	145,948	151,205	81,226	39,799	11,013	429,191	145,077	146,009	50,876	10,537	352,499	141,459	136,160	40,472	14,174	332,265

Expenses:
Management Company expense	—	—	—	—	8,343	8,343	—	—	—	9,568	9,568	—	—	—	15,181	15,181
Shopping center and operating expenses	53,625	44,252	25,316	16,134	—	139,327	52,305	42,088	44,391	—	138,784	51,962	37,217	20,360	—	109,539
Interest expense	30,088	48,330	16,047	9,818	(348)	103,935	36,754	48,569	8,212	(257)	93,278	40,119	46,527	7,457	(355)	93,748
Depreciation and amortization	25,613	23,784	19,136	9,234	1,509	79,276	25,391	22,817	16,856	1,047	66,111	23,573	20,238	3,081	1,068	47,960

Total operating expenses	109,326	116,366	60,499	35,186	9,504	330,881	114,450	113,474	69,459	10,358	307,741	115,654	103,982	30,898	15,894	266,428

Gain (loss) on sale or write-down of assets (1)	(63)	4,431	94	(107,389)	104	(102,823)	—	69	669	31	769	416	—	12,336	(1,200)	11,552
Extraordinary loss on early extinguishment of debt	—	—	—	—	—	—	—	—	—	—	—	—	(375)	—	—	(375)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(256)	—	—	—	(256)	(1,053)	(397)	(98)	(9)	(1,557)

Net income (loss)	$36,559	$39,270	$20,821	$(102,776)	$1,613	$(4,513)	$30,371	$32,604	$(17,914)	$210	$45,271	$25,168	$31,406	$21,812	$(2,929)	$75,457

Company's pro rata share of net income (loss)	$18,280	$20,029	$10,144	$(6,937)	$1,533	$43,049	$15,186	$16,588	$956	$200	$32,930	$12,582	$16,018	$4,505	$(2,783)	$30,322

(1)
In 2002, $106.2 million of the loss in Other Joint Ventures relates to MerchantWired, LLC.

Significant accounting policies used by the unconsolidated joint ventures and the Macerich Management Companies are similar to those used by the Company. Included in mortgage notes payable are amounts due to affiliates of Northwestern Mutual Life ("NML") of $153,147 and $157,567, as of December 31, 2002 and 2001, respectively. NML is considered a related party because they are a joint venture partner with the Company in Macerich Northwestern Associates. Interest expense incurred on these borrowings amounted to $10,439, $10,761 and $10,189 for the years ended December 31, 2002, 2001 and 2000, respectively.

20     Macerich 2002 Financial Statements

4.    Property:

Property is summarized as follows:

	December 31,
	2002	2001

Land	$531,099	$382,739
Building improvements	2,489,041	1,688,720
Tenant improvements	75,103	66,808
Equipment and furnishings	22,895	18,405
Construction in progress	133,536	71,161

	3,251,674	2,227,833
Less, accumulated depreciation	(409,497)	(340,504)

	$2,842,177	$1,887,329

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $64,946, $54,973 and $51,764, respectively.

On June 10, 2002, the Company acquired The Oaks, a 1.1 million square foot super-regional mall in Thousands Oaks, California. The total purchase price was $152,500 and was funded with $108,000 of debt, bearing interest at LIBOR plus 1.15%, placed concurrently with the acquisition. The balance of the purchase price was funded by cash and borrowings under the Company's line of credit.

Additionally, the above schedule includes the acquisition of Westcor (See Note 20).

A gain on sale or write-down of assets of $22,253 for the twelve months ended December 31, 2002 includes a gain of $13,910 as a result of the Company selling Boulder Plaza on March 19, 2002 and a gain of $12,162 as a result of the Company selling the former Montgomery Wards site at Pacific View Mall. This is offset by a loss of $3,029 as a result of writing-off the Company's various technology investments in the quarter ended June 30, 2002. Additionally, a gain on sale of assets of $24,491 for the year ended December 31, 2001 is primarily a result of the Company selling Villa Marina Marketplace on December 14, 2001.

Macerich 2002 Financial Statements    21

5.    Deferred Charges And Other Assets:

Deferred charges and other assets are summarized as follows:

	December 31,
	2002	2001

Leasing	$59,963	$49,832
Financing	21,993	19,271

	81,956	69,103
Less, accumulated amortization	(33,348)	(32,514)

	48,608	36,589
Other assets	22,939	23,051

	$71,547	$59,640

6.    Mortgage Notes Payable:

Mortgage notes payable at December 31, 2002 and December 31, 2001 consist of the following:

Debt premiums represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions subsequent to March, 1994 (with interest rates ranging from 3.81% to 6.26%). The debt premiums are being amortized into interest expense over the term of the related debt on a straight-lined basis, which approximates the effective interest method. The balances below include the unamortized premiums as of December 31, 2002.

	Carrying Amount of Notes
	2002		2001
Property Pledged as Collateral	Other	Related Party	Other	Related Party	Interest Rate	Payment Terms	Maturity Date

CONSOLIDATED CENTERS:
Capitola Mall(b)	—	$46,674	—	$47,857	7.13%	380(a)	2011
Carmel Plaza	$28,069	—	$28,358	—	8.18%	202(a)	2009
Chesterfield Towne Center	61,817	—	62,742	—	9.07%	548(c)	2024
Citadel	69,222	—	70,708	—	7.20%	554(a)	2008
Corte Madera, Village at	69,884	—	70,626	—	7.75%	516(a)	2009
Crossroads Mall—Boulder(d)	—	33,540	—	34,025	7.08%	244(a)	2010
Fresno Fashion Fair	68,001	—	68,724	—	6.52%	437(a)	2008
Greeley Mall	13,281	—	14,348	—	8.50%	187(a)	2003
Green Tree Mall/Crossroads—OK/Salisbury(e)	117,714	—	117,714	—	7.23%	interest only	2004
Northwest Arkansas Mall	58,644	—	59,867	—	7.33%	434(a)	2009
Pacific View(f)	87,739	—	88,715	—	7.16%	602(a)	2011
Queens Center	97,186	—	98,278	—	6.88%	633(a)	2009
Rimrock Mall(g)	45,535	—	45,966	—	7.45%	320(a)	2011
Santa Monica Place	83,556	—	84,275	—	7.70%	606(a)	2010
South Plains Mall	62,823	—	63,474	—	8.22%	454(a)	2009
South Towne Center	64,000	—	64,000	—	6.61%	interest only	2008
Valley View Center	51,000	—	51,000	—	7.89%	interest only	2006

22     Macerich 2002 Financial Statements

Vintage Faire Mall	68,586	—	69,245	—	7.89%	508(a)	2010
Westside Pavilion	98,525	—	99,590	—	6.67%	628(a)	2008

Subtotal	$1,145,582	$80,214	$1,157,630	$81,882

2002 ACQUISITION CENTERS:
The Oaks(h)	$108,000	—	—	—	2.58%	interest only	2004
Westcor:
Borgata(i)	16,926	—	—	—	5.39%	115(a)	2007
Chandler Fashion Center(j)	183,594	—	—	—	5.48%	1,043(a)	2012
Flagstaff Mall(k)	14,974	—	—	—	5.39%	121(a)	2006
La Encantada(l)	2,715	—	—	—	3.40%	interest only	2005
Paradise Valley Mall(m)	82,256	—	—	—	5.39%	506(a)	2007
Paradise Valley Mall(n)	25,393	—	—	—	5.89%	183(a)	2009
Paradise Village Gateway(o)	19,524	—	—	—	5.39%	137(a)	2007
Prescott Gateway(p)	40,651	—	—	—	3.50%	interest only	2004
Village Plaza(q)	5,857	—	—	—	5.39%	47(a)	2006
Village Square I & II(r)	5,116	—	—	—	5.39%	41(a)	2006
Westbar(s)	7,852	—	—	—	4.22%	66(a)	2004
Westbar(t)	4,454	—	—	—	4.22%	35(a)	2005

Subtotal—2002 Acquisition Centers	517,312	—	—	—

Grand Total—Consolidated Centers	$1,662,894	$80,214	$1,157,630	$81,882

Joint Venture Centers (at pro rata share):
Broadway Plaza (50%)(u)	—	$34,576	—	$35,328	6.68%	257(a)	2008
Pacific Premier Retail Trust (51%)(u):
Cascade Mall	$11,983	—	$12,642	—	6.50%	122(a)	2014
Kitsap Mall/Kitsap Place(v)	30,831	—	31,110	—	8.06%	230(a)	2010
Lakewood Mall(w)	64,770	—	64,770	—	7.20%	interest only	2005
Lakewood Mall(x)	8,224	—	8,224	—	3.75%	interest only	2003
Los Cerritos Center	58,537	—	59,385	—	7.13%	421(a)	2006
North Point Plaza	1,669	—	1,747	—	6.50%	16(a)	2015
Redmond Town Center—Retail	30,910	—	31,564	—	6.50%	224(a)	2011
Redmond Town Center—Office	—	42,837	—	44,324	6.77%	370(a)	2009
Stonewood Mall	39,653	—	39,653	—	7.41%	275(a)	2010
Washington Square	57,161	—	58,339	—	6.70%	421(a)	2009
Washington Square Too	5,843	—	6,088	—	6.50%	53(a)	2016
SDG Macerich Properties L.P. (50%)(u)(y)	183,922	—	185,306	—	6.54%	1,120(a)	2006
SDG Macerich Properties L.P. (50%)(u)(y)	92,250	—	92,250	—	1.92%	interest only	2003
SDG Macerich Properties L.P. (50%)(u)(y)	40,700	—	40,700	—	1.79%	interest only	2006
West Acres Center (19%)(u)	7,222	—	7,425	—	6.52%	57(a)	2009
West Acres Center (19%)(u)	1,853	—	1,894	—	9.17%	18(a)	2009

Subtotal—Joint Venture Centers	$635,528	$77,413	$641,097	$79,652

2002 ACQUISITION JOINT VENTURE CENTERS(u):
Arizona Lifestyle Galleries (50%)(z)	$925	—	—	—	3.81%	10(a)	2004
Arrowhead Towne Center (33.33%)(aa)	28,931	—	—	—	6.38%	187(a)	2011
Boulevard Shops (50%)(ab)	4,824	—	—	—	3.57%	interest only	2004
Camelback Colonnade (75%)(ac)	26,818	—	—	—	4.81%	211(a)	2006
Chandler Festival (50%)(ad)	16,101	—	—	—	3.04%	interest only	2004
Chandler Gateway (50%)(ae)	7,376	—	—	—	3.55%	interest only	2004

Macerich 2002 Financial Statements    23

Desert Sky Mall (50%)(af)	13,969	—	—	—	5.42%	129(a)	2005
East Mesa Land (50%)(ag)	2,139	—	—	—	2.28%	10(a)	2004
East Mesa Land (50%)(ag)	640	—	—	—	5.39%	3(a)	2006
FlatIron Crossing (50%)(ah)	72,500	—	—	—	2.30%	interest only	2004
FlatIron Crossing—Mezzanine (50%)(ai)	17,500	—	—	—	4.68%	interest only	2004
Hilton Village (50%)(aj)	4,719	—	—	—	5.39%	35(a)	2007
Promenade (50%)(ak)	2,617	—	—	—	5.39%	20(a)	2006
PVIC Ground Leases (50%)(al)	3,991	—	—	—	5.39%	28(a)	2006
PVOP II (50%)(am)	1,583	—	—	—	5.85%	12(a)	2009
Scottsdale Fashion Square—Series I (50%)(an)	84,024	—	—	—	5.39%	interest only	2007
Scottsdale Fashion Square—Series II (50%)(ao)	37,346	—	—	—	5.39%	interest only	2007
Shops at Gainey Village (50%)(ap)	11,342	—	—	—	3.44%	interest only	2004
Superstition Springs (33.33%)(aq)	16,401	—	—	—	2.28%	interest only	2004
Superstition Springs (33.33%)(aq)	4,908	—	—	—	5.39%	interest only	2006
Village Center (50%)(ar)	3,971	—	—	—	5.39%	31(a)	2006
Village Crossroads (50%)(as)	2,559	—	—	—	4.81%	19(a)	2005
Village Fair North (50%)(at)	6,193	—	—	—	5.89%	41(a)	2008

Subtotal—2002 Acquisition Joint Venture Centers	$371,377	—	—	—

Grand Total—Joint Venture Centers	$1,006,905	$77,413	$641,097	$79,652

Grand Total—All Centers	$2,669,799	$157,627	$1,798,727	$161,534

Less unamortized debt premiums	35,847	—	13,512	—

Grand Total—excluding unamortized debt premiums	$2,633,952	$157,627	$1,785,215	$161,534

(a)
This represents the monthly payment of principal and interest.

(b)
On May 2, 2001, the Company refinanced the debt on Capitola Mall. The prior loan was paid in full and a new note was issued for $48,500 bearing interest at a fixed rate of 7.13% and maturing May 15, 2011.

(c)
This amount represents the monthly payment of principal and interest. In addition, contingent interest, as defined in the loan agreement, may be due to the extent that 35% of the amount by which the property's gross receipts (as defined in the loan agreement) exceeds a base amount specified therein. Contingent interest expense recognized by the Company was $882, $584 and $417 for the years ended December 31, 2002, 2001 and 2000, respectively.

(d)
This note was issued at a discount. The discount is being amortized over the life of the loan using the effective interest method. At December 31, 2002 and December 31, 2001, the unamortized discount was $264 and $297, respectively.

(e)
This loan is cross-collateralized by Green Tree Mall, Crossroads Mall-Oklahoma and the Centre at Salisbury.

(f)
This loan was issued on July 10, 2001 for $89,000, and may be increased up to $96,000 subject to certain conditions.

(g)
On October 9, 2001, the Company refinanced the debt on Rimrock Mall. The prior loan was paid in full and a new note was issued for $46,000 bearing interest at a fixed rate of 7.45% and maturing October 1, 2011. The Company incurred a loss on early extinguishment of the prior debt in October 2001 of $1,702.

(h)
Concurrent with the acquisition of the mall, the Company placed a $108,000 loan bearing interest at LIBOR plus 1.15% and maturing July 1, 2004 with three consecutive one year options. $92,000 of the loan is at LIBOR plus 0.7% and $16,000 is at LIBOR plus 3.75%. This variable rate debt is covered by an interest rate cap agreement over two years which effectively prevents the LIBOR interest rate from exceeding 7.10%. At December 31, 2002, the total weighted average interest rate was 2.58%.

24     Macerich 2002 Financial Statements

(i)
At December 31, 2002, the unamortized premium was $1,417.

(j)
On October 21, 2002, the Company refinanced the debt on Chandler Fashion Center. The prior loan was paid in full and a new note was issued for $184,000 bearing interest at a fixed rate of 5.48% and maturing November 1, 2012.

(k)
At December 31, 2002, the unamortized premium was $878.

(l)
This represents a construction loan which shall not exceed $51,000 bearing interest at LIBOR plus 2.0%. At December 31, 2002, the total interest rate was 3.4%.

(m)
At December 31, 2002, the unamortized premium was $3,150.

(n)
At December 31, 2002, the unamortized premium was $1,857.

(o)
At December 31, 2002, the unamortized premium was $1,638.

(p)
This represents a construction loan which shall not exceed $46,300 bearing interest at LIBOR plus 2.25%. At December 31, 2002, the total interest rate was 3.5%.

(q)
At December 31, 2002, the unamortized premium was $592.

(r)
At December 31, 2002, the unamortized premium was $287.

(s)
At December 31, 2002, the unamortized premium was $245.

(t)
At December 31, 2002, the unamortized premium was $302.

(u)
Reflects the Company's pro rata share of debt.

(v)
This loan was interest only until December 31, 2001. Effective January 1, 2002, monthly principal and interest of $450 are payable through maturity. The debt is cross-collateralized by Kitsap Mall and Kitsap Place.

(w)
In connection with the acquisition of this property, the joint venture assumed $127,000 of collateralized fixed rate notes (the "Notes"). The Notes bear interest at an average fixed rate of 7.20% and mature in August 2005. The Notes require the joint venture to deposit all cash flow from the property operations with a trustee to meet its obligations under the Notes. Cash in excess of the required amount, as defined, is released. Included in cash and cash equivalents is $750 of restricted cash deposited with the trustee at December 31, 2002 and December 31, 2001

(x)
On July 28, 2000, the joint venture placed a $16,125 floating rate note on the property bearing interest at LIBOR plus 2.25% and maturing July 2003. At December 31, 2002 and December 31, 2001, the total interest rate was 3.75% and 4.38%, respectively.

(y)
In connection with the acquisition of these Centers, the joint venture assumed $485,000 of mortgage notes payable which are collateralized by the properties. At acquisition, the $300,000 fixed rate portion of this debt reflected a fair value of $322,700, which included an unamortized premium of $22,700. This premium is being amortized as interest expense over the life of the loan using the effective interest method. At December 31, 2002 and December 31, 2001, the unamortized balance of the debt premium was $10,744 and $13,512, respectively. This debt is due in May 2006 and requires monthly payments of $1,852. $184,500 of this debt is due in May 2003 and requires monthly interest payments at a variable weighted average rate (based on LIBOR) of 1.92% and 2.39% at December 31, 2002 and December 31, 2001, respectively. This variable rate debt is covered by interest rate cap agreements, which effectively prevents the interest rate from exceeding 11.53%. Management of this joint venture expects to be successful in refinancing 184,500 of debt which is due in May 2003.

On April 12, 2000, the joint venture issued $138,500 of additional mortgage notes, which are collateralized by the properties and are due in May 2006. $57,100 of this debt requires fixed monthly interest payments of $387 at a weighted average rate of 8.13% while the floating rate notes of $81,400 require

Macerich 2002 Financial Statements    25

  monthly interest payments at a variable weighted average rate (based on LIBOR) of 1.79% and 2.27% at December 31, 2002 and December 31, 2001, respectively. This variable rate debt is covered by an interest rate cap agreement which effectively prevents the interest rate from exceeding 11.83%.

(z)
At December 31, 2002, the unamortized premium was $35.

(aa)
At December 31, 2002, the unamortized premium was $968.

(ab)
This represents a construction loan which shall not exceed $13,300 bearing interest at LIBOR plus 2.25%. At December 31, 2002, the weighted average interest rate was 3.57%.

(ac)
At December 31, 2002, the unamortized premium was $1,893.

(ad)
This represents a construction loan which shall not exceed $35,000 bearing interest at LIBOR plus 1.60%. At December 31, 2002, the total interest rate was 3.04%.

(ae)
This represents a construction loan which shall not exceed $17,000 bearing interest at LIBOR plus 2.0%. At December 31, 2002, the total interest rate was 3.55%.

(af)
This note originally matured on October 1, 2002. The Company has extended this note to January 1, 2005 at a fixed interest rate of 5.42%.

(ag)
This note was assumed at acquisition. The loan consists of 14 tranches, with a range of maturities from 36 months (with two 18-month extension options) to 60 months. The variable rate debt ranges from LIBOR plus 60 basis points to LIBOR plus 250 basis points, and fixed rate debt ranges from 5.01% to 6.18%. An interest rate swap was entered into to convert $1,482 of floating rate debt with a weighted average interest rate of 3.97% to a fixed rate of 5.39%. The interest rate swap has been designated as a hedge in accordance with SFAS 133. Additionally, interest rate caps were entered into on a portion of the debt and reverse interest rate caps were simultaneously sold to offset the effect of the interest rate cap agreements. These interest rate caps do not qualify for hedge accounting in accordance with SFAS 133.

(ah)
The property has a permanent interest only loan bearing interest at LIBOR plus 0.92%. At December 31, 2002, the total interest rate was 2.30%. This variable rate debt is covered by an interest rate cap agreement which effectively prevents the interest rate from exceeding 8%.

(ai)
This loan is interest only bearing interest at LIBOR plus 3.30%. At December 31, 2002, the total interest rate was 4.68%. The loan is collateralized by the Company's interest in the FlatIron Crossing Shopping Center. This variable rate debt is covered by an interest rate cap agreement which effectively prevents the interest rate from exceeding 8%.

(aj)
At December 31, 2002, the unamortized premium was $474.

(ak)
At December 31, 2002, the unamortized premium was $262.

(al)
At December 31, 2002, the unamortized premium was $200.

(am)
At December 31, 2002, the unamortized premium was $117.

(an)
At December 31, 2002, the unamortized premium was $6,024.

(ao)
At December 31, 2002, the unamortized premium was $4,093.

(ap)
This represents a construction loan which shall not exceed $23,300 bearing interest at LIBOR plus 2.0%. At December 31, 2002, the total interest rate was 3.44%.

(aq)
This note was assumed at acquisition. The loan consists of 14 tranches, with a range of maturities from 36 months (with two 18-month extension options) to 60 months. The variable rate debt ranges from LIBOR plus 60 basis points to LIBOR plus 250 basis points, and fixed rate debt ranges from 5.01% to

26     Macerich 2002 Financial Statements

  6.18%. An interest rate swap was entered into to convert $11,363 of floating rate debt with a weighted average interest rate of 3.97% to a fixed rate of 5.39%. The interest rate swap has been designated as a hedge in accordance with SFAS 133. Additionally, interest rate caps were entered into on a portion of the debt and reverse interest rate caps were simultaneously sold to offset the effect of the interest rate cap agreements. These interest rate caps do not qualify for hedge accounting in accordance with SFAS 133.

(ar)
At December 31, 2002, the unamortized premium was $227.

(as)
At December 31, 2002, the unamortized premium was $176.

(at)
At December 31, 2002, the unamortized premium was $268.

Certain mortgage loan agreements contain a prepayment penalty provision for the early extinguishment of the debt.

Total interest expense capitalized, including the pro rata share of joint ventures of $895, $909 and $1,407 (in 2002, 2001 and 2000, respectively), during 2002, 2001 and 2000 was $8,707, $6,561 and $8,619, respectively.

The fair value of mortgage notes payable, including the pro rata share of joint ventures of $1,083,313 and $721,084 at December 31, 2002 and December 31, 2001, respectively, is estimated to be approximately $2,826,539 and $1,983,183, respectively, based on current interest rates for comparable loans.

The above debt matures as follows:

Years Ending December 31,	Wholly-Owned Centers	Joint Venture Centers (at pro rata share)	Total

2003	$34,826	$114,263	$149,089
2004	296,078	154,000	450,078
2005	30,310	96,013	126,323
2006	97,106	154,167	251,273
2007	128,815	125,523	254,338
2008 and beyond	1,155,973	440,352	1,596,325

	$1,743,108	$1,084,318	$2,827,426

Macerich 2002 Financial Statements    27

7.    Bank and Other Notes Payable:

The Company had a credit facility of $200,000 with a maturity of July 26, 2002 with a right to extend the facility for one year subject to certain conditions. The interest rate on such credit facility fluctuated between 1.35% and 1.80% over LIBOR depending on leverage levels. As of December 31, 2001, $159,000 of borrowings were outstanding under this line of credit at interest rates of 3.65%. On July 26, 2002, the Company replaced the $200,000 credit facility with a new $425,000 revolving line of credit. This increased revolving line of credit has a three-year term plus a one-year extension. The interest rate fluctuates from LIBOR plus 1.75% to LIBOR plus 3.00% depending on the Company's overall leverage level. As of December 31, 2002, $344,000 of borrowings were outstanding under this credit facility at an average interest rate of 4.72%. The Company, through its acquisition of Westcor, has an interest rate swap with a $50,000 notional amount. The swap matures December 1, 2003, and was designated as a cash flow hedge. This swap will serve to reduce exposure to interest rate risk effectively converting the LIBOR rate on $50,000 of the Company's variable interest rate borrowings to a rate of 3.215%. The swap is reported at fair value, with changes in fair value recorded as a component of other comprehensive income. Net receipts or payments under the agreement will be recorded as an adjustment to interest expense.

Concurrent with the acquisition of Westcor (See Note 20), the Company placed a $380,000 interim loan with a term of up to six months plus two six-month extension options bearing interest at an average rate of LIBOR plus 3.25% and a $250,000 term loan with a maturity of three years with two one-year extension options and with an interest rate ranging from LIBOR plus 2.75% to LIBOR plus 3.00% depending on the Company's overall leverage level. On November 27, 2002, the entire interim loan was paid off from the proceeds of the November 2002 equity offering (See Note 19). At December 31, 2002, $204,800 of the term loan was outstanding at an interest rate of 4.78%.

Additionally, as of December 31, 2002, the Company has obtained $7,220 in letters of credit guaranteeing performance by the Company of certain obligations relating to the Centers. The Company does not believe that these letters of credit will result in a liability to the Company.

During January 1999, the Company entered into a bank construction loan agreement to fund $89,250 of costs related to the redevelopment of Pacific View. The loan bore interest at LIBOR plus 2.25% through 2000. In January 2001, the interest rate was reduced to LIBOR plus 1.75% and the loan was scheduled to mature in February 2002. Principal was drawn as construction costs were incurred. As of December 31, 2000, $88,340 of principal had been drawn under the loan at an interest rate of 8.63%. On July 10, 2001, the Company paid off this loan in full and a permanent loan was issued for $89,000, which may be increased up to $96,000 subject to certain conditions, bearing interest at a fixed rate of 7.16% and maturing August 31, 2011.

28     Macerich 2002 Financial Statements

8.    Convertible Debentures:

During 1997, the Company issued and sold $161,400 of its convertible subordinated debentures (the "Debentures"). The Debentures, which were sold at par, bore interest at 7.25% annually (payable semi-annually) and were convertible into common stock at any time, on or after 60 days, from the date of issue at a conversion price of $31.125 per share. In November and December 2000, the Company purchased and retired $10,552 of the Debentures. The Company recorded a gain on early extinguishment of debt of $1,018 related to the transaction. In December 2001, the Company purchased and retired an additional $25,700 of the Debentures. The Debentures matured on December 15, 2002 and were callable by the Company after June 15, 2002 at par plus accrued interest. On December 13, 2002, the Debentures were repaid in full with the Company's revolving credit facility.

9.    Related-Party Transactions:

The Company engaged the Macerich Management Companies to manage the operations of certain properties and unconsolidated joint ventures. During 2002, 2001 and 2000, management fees of $0, $757 and $3,094, respectively, were paid to the Macerich Management Companies by the Company. During 2002, 2001 and 2000, management fees of $7,920, $7,640 and $7,322, respectively, were paid to the Macerich Management Companies by the joint ventures. For the period July 27, 2002 to December 31, 2002, management fees of $2,791 for the unconsolidated entities were paid to the Westcor Management Companies by the Company.

Certain mortgage notes are held by one of the Company's joint venture partners. Interest expense in connection with these notes was $5,815, $6,935 and $10,106 for the years ended December 31, 2002, 2001 and 2000, respectively. Included in accounts payables and accrued expense is interest payable to these partners of $257 and $263 at December 31, 2002 and 2001, respectively.

As of December 31, 2002, the Company has loans to unconsolidated joint ventures of $28,533. These loans represent initial funds advanced to development stage projects prior to construction loan fundings. Correspondingly, loans payable from unconsolidated joint ventures in this same amount have been accrued as an obligation of various joint ventures.

In 1997 and 1999, certain executive officers received loans from the Company totaling $6,500. These loans are full recourse to the executives and $6,000 of the loans were issued under the terms of the employee stock incentive plan, bear interest at 7%, are due in 2007 and 2009 and are collateralized by Company common stock owned by the executives. On February 9, 2000, $300 of the $6,000 of these loans was forgiven with respect to three of these officers and charged to compensation expense. On April 2, 2002, $2,700 of these loans were paid off in full by three of these officers. The $500 loan issued in 1997 was a non-interest bearing note forgiven ratably over a five year term. These loans receivable totaling $3,000 and $5,189 are included in other assets at December 31, 2002 and 2001, respectively.

Macerich 2002 Financial Statements    29

Certain Company officers and affiliates have guaranteed mortgages of $21,750 at one of the Company's joint venture properties and $2,000 at Greeley Mall.

10.    Future Rental Revenues:

Under existing noncancellable operating lease agreements, tenants are committed to pay the following minimum rental payments to the Company:

Years Ending December 31,

2003	$245,211
2004	242,179
2005	220,430
2006	197,005
2007	172,913
2008 and beyond	715,671

$1,793,409

11.    Commitments and Contingencies:

The Company has certain properties subject to noncancellable operating ground leases. The leases expire at various times through 2098, subject in some cases to options to extend the terms of the lease. Certain leases provide for contingent rent payments based on a percentage of base rental income, as defined. Ground rent expenses were $1,252, $396 and $345 for the years ended December 31, 2002, 2001 and 2000, respectively. No contingent rent was incurred for the years ended December 31, 2002, 2001 and 2000.

Minimum future rental payments required under the leases are as follows:

Years Ending December 31,

2003	$2,266
2004	2,276
2005	2,276
2006	2,277
2007	2,277
2008 and beyond	219,622

$230,994

The Company is currently redeveloping Queens Center. Total costs are expected to be between $250,000 and $275,000, of which the Company has already incurred $59,561 for the year ended December 31, 2002.

30     Macerich 2002 Financial Statements

Perchloroethylene ("PCE") has been detected in soil and groundwater in the vicinity of a dry cleaning establishment at North Valley Plaza, formerly owned by a joint venture of which the Company was a 50% member. The property was sold on December 18, 1997. The California Department of Toxic Substances Control ("DTSC") advised the Company in 1995 that very low levels of Dichloroethylene ("1,2 DCE"), a degradation byproduct of PCE, had been detected in a municipal water well located 1/4 mile west of the dry cleaners, and that the dry cleaning facility may have contributed to the introduction of 1,2 DCE into the water well. According to DTSC, the maximum contaminant level ("MCL") for 1,2 DCE which is permitted in drinking water is 6 parts per billion ("ppb"). The 1,2 DCE was detected in the water well at a concentration of 1.2 ppb, which is below the MCL. The Company has retained an environmental consultant and has initiated extensive testing of the site. The joint venture agreed (between itself and the buyer) that it would be responsible for continuing to pursue the investigation and remediation of impacted soil and groundwater resulting from releases of PCE from the former dry cleaner. A total of $211, $68 and $187 have already been incurred by the joint venture for remediation, professional and legal fees for the years ending December 31, 2002, 2001 and 2000, respectively. The joint venture has been sharing costs with former owners of the property.

The Company acquired Fresno Fashion Fair in December 1996. Asbestos has been detected in structural fireproofing throughout much of the Center. Testing data conducted by professional environmental consulting firms indicates that the fireproofing is largely inaccessible to building occupants and is well adhered to the structural members. Additionally, airborne concentrations of asbestos were well within OSHA's permissible exposure limit (PEL) of .1 fcc. The accounting for this acquisition included a reserve of $3,300 to cover future removal of this asbestos, as necessary. The Company incurred $247, $148 and $26 in remediation costs for the years ending December 31, 2002, 2001 and 2000, respectively. An additional $2,362 remains reserved at December 31, 2002.

Dry cleaning chemicals have been detected in soil and groundwater in the vicinity of a former dry cleaning establishment at Bristol Center. The Santa Ana Regional Water Quality Control Board ("RWQCB") has been notified of the release. The Company has retained an environmental consultant who assessed and characterized the extent of the chemicals that are present in soil and groundwater and has developed a remedial action plan, which was approved by the RWQCB. The Company has subsequently completed the remediation activities of the site in accordance with the approved workplan and has submitted a closure report requesting no futher action. A reserve was established in 2002 for $680 of which $212 was paid in 2002.

12.    Profit Sharing Plan:

The Macerich Management Companies and the Company have a retirement profit sharing plan that was established in 1984 covering substantially all of their eligible employees. The plan is qualified in accordance with section 401(a) of the Internal Revenue Code. Effective January 1, 1995, this plan was modified to include a 401(k) plan whereby employees can elect to defer compensation subject to

Macerich 2002 Financial Statements    31

Internal Revenue Service withholding rules. This plan was further amended effective February 1, 1999, to add the Macerich Company Common Stock Fund as a new investment alternative under the plan. A total of 150,000 shares of common stock were reserved for issuance under the plan. Contributions by the Macerich Management Companies are made at the discretion of the Board of Directors and are based upon a specified percentage of employee compensation. The Macerich Management Companies and the Company contributed $1,059, $923 and $833 to the plan during the years ended December 31, 2002, 2001 and 2000, respectively.

13.    Stock Option Plan:

The Company has established employee stock incentive plans under which stock options or restricted stock and/or other stock awards may be awarded for the purpose of attracting and retaining executive officers, directors and key employees. The Company has issued options to employees and directors to purchase shares of the Company under the stock incentive plans. The term of these options is ten years from the grant date. These options generally vest 33 1/3% per year over three years and were issued and are exercisable at the market value of the common stock at the grant date.

In addition, the Company had established a plan for non-employee directors. The non-employee director options have a term of ten years from the grant date, vest six months after grant and are issued at the market value of the common stock on the grant date. The plan reserved 50,000 shares of which all shares were granted as of December 31, 2001.

The Company issued 972,176 shares of restricted stock under the employees stock incentive plans to executives as of December 31, 2002. These awards are granted based on certain performance criteria for the Company. The restricted stock generally vests over 3 to 5 years and the compensation expense related to these grants is determined by the market value at the grant date and is amortized over the vesting period on a straight-line basis. As of December 31, 2002 and 2001, 442,450 and 289,482 shares, respectively, of restricted stock had vested. A total of 262,082 shares at a weighted average price of $30.19 were issued in 2002, a total of 151,602 shares at a weighted average price of $21.95 were issued in 2001, and a total of 169,556 shares at a weighted average price of $20.125 were issued in 2000. Restricted stock is subject to restrictions determined by the Company's compensation committee. Restricted stock has the same dividend and voting rights as common stock and is considered issued when vested. Compensation expense for restricted stock was $4,784, $3,911 and $2,220 in 2002, 2001 and 2000, respectively.

Approximately 2,465,454 and 1,214,940 of additional shares were reserved and were available for issuance under the stock incentive plans at December 31, 2002 and 2001, respectively. One of the stock plans with 2,147,283 shares reserved for issuance will terminate March 3, 2004. The plans allow for, among other things, granting options or restricted stock at market value.

32     Macerich 2002 Financial Statements

The following table summarizes all stock options granted, exercised or forfeited under the employee and director plans over the last three years:

	Incentive Stock Option Plans		Non-Employee Director Plan
						Weighted Average Exercise Price On Exercisable Options At Year End
					# of Options Exercisable At Year End
	Shares	Option Price Per Share	Shares	Option Price Per Share

Shares outstanding at December 31, 1999	2,399,561	$19.00-$27.38	35,500	$19.00-$28.50	1,536,473	$21.72

Granted	60,000	$19.813-$20.313	5,000	$19.813
Exercised	(15,000)	$19.00	—

Shares outstanding at December 31, 2000	2,444,561	$19.00-$27.38	40,500	$19.00-$28.50	1,934,680	$21.91

Granted	22,500	$26.600	2,500	$26.600
Exercised	(248,489)	$19.00	—
Forfeited	(433,500)	$19.00-$27.38	—

Shares outstanding at December 31, 2001	1,785,072	$19.00-$27.38	43,000	$19.00-$28.50	1,609,740	$21.56

Granted	25,000	$30.75	—
Exercised	(215,573)	$19.00-$26.88	—

Shares outstanding at December 31, 2002	1,594,499	$19.00-$30.75	43,000	$19.00-$28.50	1,599,165	$22.07

The weighted average exercise price for options granted in 2000 was $20.12, in 2001 was $26.60, and $30.75 in 2002.

The weighted average remaining contractual life for options outstanding at December 31, 2002 was 5 years and the weighted average remaining contractual life for options exercisable at December 31, 2001 was 5 years.

The Company recorded options granted using Accounting Principles Board (APB) opinion Number 25, "Accounting for Stock Issued to Employees and Related Interpretations" through December 31, 2001. As discussed in Note 2, effective January 1, 2002, the Company adopted the fair value provisions of SFAS 123 and will expense all stock options issued subsequent to January 1, 2002. The following table reconciles net income available to common stockholders and earnings per common share ("EPS"), as reported, to pro forma net income available to common stockholders and EPS as if the Company had recorded compensation expense using the methodology prescribed in SFAS 123, "Accounting for Stock-Based Compensation." These pro forma amounts may not be

Macerich 2002 Financial Statements    33

representative of the initial impact of adopting SFAS 123 since, as amended, it permits alternative methods of adoption (table in thousands):

	2002(1)	2001	2000

Net income available to common stockholders, as reported	N/A	$58,035	$37,971
Deduct: Pro-forma expense as if stock options were charged against income	N/A	(32)	(471)

Pro-forma net income available to common stockholders using the fair value method	N/A	$58,003	$37,500

Diluted EPS:
Diluted EPS, as reported	N/A	$1.72	$1.11

Pro-forma diluted EPS using the fair value method	N/A	$1.72	$1.10

Basic EPS:
Basic EPS, as reported	N/A	$1.72	$1.11

Pro-forma basic EPS using the fair value method	N/A	$1.72	$1.11

(1)
On December 31, 2002, the Company granted 25,000 stock options. The expense as determined under SFAS 123 was not material to the consolidated financial statements.

The weighted average fair value of options granted during 2002, 2001 and 2000 were $1.63, $0.98 and $1.27, respectively. The fair value of each option grant issued in 2002, 2001 and 2000 is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: (a) dividend yield of 7.22% in 2002, 9.75% in 2001 and 10.2% in 2000, (b) expected volatility of the Company's stock of 16.68% in 2002, 17.31% in 2001 and 20.35% in 2000, (c) a risk-free interest rate based on U.S. Zero Coupon Bonds with time of maturity approximately equal to the options' expected time to exercise and (d) expected option lives of five years for options granted in 2002, 2001 and 2000.

34     Macerich 2002 Financial Statements

14.    Deferred Compensation Plans:

The Company has established deferred compensation plans under which key executives of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one calendar year until a later year. The Company may, as determined by the Board of Directors at its sole discretion, credit a participant's account with an amount equal to a percentage of the participant's deferral. The Company contributed $546, $461 and $387 to the plans during the years ended December 31, 2002, 2001 and 2000, respectively.

In addition, certain executives have split dollar life insurance agreements with the Company whereby the Company generally pays annual premiums on a life insurance policy in an amount equal to the executives deferral under one of the Company's deferred compensation plans. Since July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002, the Company has suspended premium payments on the policies due to the uncertainty as to whether such payments are permitted under Sarbanes-Oxley.

15.    Stock Repurchase Program:

On November 10, 2000, the Company's Board of Directors approved a stock repurchase program of up to 3.4 million shares of common stock. As of December 31, 2000, the Company repurchased 564,000 shares of its common stock at an average price of $19.02 per share. No shares were repurchased under this program by the Company in 2002 or 2001.

16.    Cumulative Convertible Redeemable Preferred Stock:

On February 25, 1998, the Company issued 3,627,131 shares of Series A cumulative convertible redeemable preferred stock ("Series A Preferred Stock") for proceeds totaling $100,000 in a private placement. The preferred stock can be converted on a one for one basis into common stock and will pay a quarterly dividend equal to the greater of $0.46 per share, or the dividend then payable on a share of common stock.

On June 16, 1998, the Company issued 5,487,471 shares of Series B cumulative convertible redeemable preferred stock ("Series B Preferred Stock") for proceeds totaling $150,000 in a private placement. The preferred stock can be converted on a one for one basis into common stock and will pay a quarterly dividend equal to the greater of $0.46 per share, or the dividend then payable on a share of common stock.

No dividends will be declared or paid on any class of common or other junior stock to the extent that dividends on Series A Preferred Stock and Series B Preferred Stock have not been declared and/or paid.

The holders of Series A Preferred Stock and Series B Preferred Stock have redemption rights if a change of control of the Company occurs, as defined under the respective Articles Supplementary for each series. Under such circumstances, the holders of the Series A Preferred Stock and Series B

Macerich 2002 Financial Statements    35

Preferred Stock are entitled to require the Company to redeem their shares, to the extent the Company has funds legally available therefor, at a price equal to 105% of their respective liquidation preference plus accrued and unpaid dividends. The Series A Preferred Stock holder also has the right to require the Company to repurchase its shares if the Company fails to be taxed as a REIT for federal tax purposes at a price equal to 115% of its liquidation preference plus accrued and unpaid dividends, to the extent funds are legally available therefor.

17.    Quarterly Financial Data (Unaudited):

The following is a summary of periodic results of operations for 2002 and 2001:

	2002 Quarter Ended				2001 Quarter Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31

Revenues	$121,323	$101,543	$79,108	$76,950	$93,233	$82,886	$80,691	$77,763
Income from continuing operations before minority interest	$36,070	$21,025	$3,847	$14,240	$51,917	$17,096	$13,464	$13,092
Net income (loss)—available to common stockholders	$33,216	$11,676	($1,277)	$17,350	$35,523	$9,267	$6,826	$6,419
Net income (loss)—available to common stockholders per share-basic	$0.85	$0.32	($0.04)	$0.50	$1.05	$0.27	$0.20	$0.20

18.    Segment Information:

During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. The Company currently operates in one business segment, the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers. Additionally, the Company operates in one geographic area, the United States.

19.    Common Stock Offerings:

On February 28, 2002, the Company issued 1,968,957 common shares with total net proceeds of $51,941. The proceeds from the sale of the common shares were used principally to finance a portion of the Queens Center expansion and redevelopment project and for general corporate purposes.

On November 27, 2002, the Company issued 15,200,000 common shares with total net proceeds of $420,300. The proceeds of the offering were used to pay off a $380,000 interim loan incurred concurrent with the Westcor acquisition and a portion of other acquisition debt (See Note 20).

20.    Westcor Acquisition:

On July 26, 2002, the Operating Partnership acquired Westcor Realty Limited Partnership and its affiliated companies ("Westcor"). Westcor is the dominant owner, operator and developer of regional

36     Macerich 2002 Financial Statements

malls and specialty retail assets in the greater Phoenix area. The total purchase price was approximately $1,475,000 including the assumption of $733,000 in existing debt and the issuance of approximately $72,000 of convertible preferred operating partnership units at a price of $36.55 per unit. Additionally, $18,910 of partnership units of Westcor Realty Limited Partnership were issued to limited partners of Westcor which, subject to certain conditions, can be converted on a one for one basis into operating partnership units of the Operating Partnership. The balance of the purchase price was paid in cash which was provided primarily from a $380,000 interim loan with a term of up to six months plus two six-month extension options bearing interest at an average rate of LIBOR plus 3.25% and a $250,000 term loan with a maturity of up to five years with an interest rate ranging from LIBOR plus 2.75% to LIBOR plus 3.00% depending on the Company's overall leverage level.

On an unaudited pro forma basis, reflecting the acquisition of Westcor as if it had occurred on January 1, 2001 and 2002, the Company would have reflected net income available to common stockholders of $54,417 and $33,873 for the twelve months ended December 31, 2002 and 2001 respectively. Net income available to common stockholders on a diluted per share basis would be $1.52 and $1.11 for the twelve months ended December 31, 2002 and 2001, respectively. Total consolidated revenues of the Company would have been $448,475 and $388,235 for the twelve months ended December 31, 2002 and 2001, respectively.

The condensed balance sheet of Westcor presented below is as of the date of acquisition:

Property, net	$769,362
Investments in unconsolidated joint ventures	363,600
Other assets	37,155

Total assets	$1,170,117

Mortgage notes payable	$373,453
Other liabilities	33,924

Total liabilities	407,377

Total partners' capital	762,740

Total liabilities and partners' capital	$1,170,117

The purchase price allocation adjustments included in the Company's balance sheet as of December 31, 2002 are based on information available at this time. Subsequent adjustments to the allocation may be made based on additional information.

Macerich 2002 Financial Statements    37

21.    Subsequent Events:

On February 12, 2003, a dividend/distribution of $0.57 per share was declared for common stockholders and OP Unit holders of record on February 24, 2003. In addition, the Company declared a dividend of $0.57 on the Company's Series A Preferred Stock and a dividend of $0.57 on the Company's Series B Preferred Stock. All dividends/distributions will be payable on March 7, 2003.

On January 2, 2003, the Company sold its 67% interest in Paradise Village Gateway for approximately $29,400. The proceeds from the sale were used to repay a portion of the Company's term loan.

On January 31, 2003, the Company purchased its joint venture partner's 50% interest in FlatIron Crossing. The purchase price consisted of approximately $68.3 million in cash plus the assumption of the joint venture partner's share of debt.

Effective January 1, 2003, the Company adopted SFAS No. 145. These financial statements reflect the reclassification of gains and losses resulting from early extinguishment of debt from extraordinary items to continuing operations.

38     Macerich 2002 Financial Statements

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Exhibit 99.1
Item 6. Selected Financial Data.
REPORT OF INDEPENDENT ACCOUNTANTS